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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 15

  Certification and Notice of Termination of Registration under Section 12(g)
        of the Securities Exchange Act of 1934 or Suspension of Duty to
           File Reports under Sections 13 and 15(d) of the Securities
                              Exchange Act of 1934


                          Commission File No. 0-22486

     Capstar Communications, Inc., formerly known as SFX Broadcasting, Inc.
             (Exact name of registrant as specified in its charter)

                         650 Madison Avenue, 16th Floor
                            New York, New York 10022
                                 (212) 838-3100
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

     Class A Common Stock, par value $0.01 per share, and Class B Warrants
           (Title of each class of securities covered by this Form)

                                      None
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


Rule 12g-4(a)(1)(i)              [ x ]  Rule 12h-3(b)(1)(ii)          [   ]
Rule 12g-4(a)(1)(ii)             [   ]  Rule 12h-3(b)(2)(i)           [   ]
Rule 12g-4(a)(2)(i)              [   ]  Rule 12h-3(b)(2)(ii)          [   ]
Rule 12g-4(a)(2)(ii)             [   ]  Rule 15d-6                    [   ]
Rule 12h-3(b)(1)(i)              [   ]

       Approximate number of holders of record as of the certification or notice date: One


     Pursuant to the requirements of the Securities Exchange Act of 1934, Capstar Communications, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  May 29, 1998                   CAPSTAR COMMUNICATIONS, INC.



                                      By: /s/ William S. Banowsky, Jr.
                                          -------------------------------------
                                              William S. Banowsky, Jr.
                                              Vice President